EXHIBIT 99.1

Woodward Announces Substantial Increase in Share Repurchase Authorization

FORT COLLINS, Colo., Nov. 20, 2025 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today announced that its Board of Directors has approved a new $1.8 billion, three-year share repurchase authorization, marking a decisive and strategic use of its strong balance sheet to drive shareholder value. Woodward completed its prior $600 million authorization in November 2025, more than a year ahead of plan, reflecting the Company’s ongoing commitment to purposeful and disciplined capital deployment.

“This new authorization reflects the Board’s confidence in Woodward’s long-term growth trajectory, robust cash generation, and our commitment to delivering compelling shareholder returns,” said Chip Blankenship, Chairman and Chief Executive Officer. “We continue to see substantial growth opportunities across our end markets, driven by strong demand, technology leadership, and our disciplined execution.”

Over the past 10 years, Woodward has returned approximately $2.0 billion to shareholders through a combination of dividends and share repurchases. This represents approximately 78% of net earnings over that period.

“We have a strong balance sheet, and we intend to use it,” said Bill Lacey, Chief Financial Officer. “Our capital allocation priorities are first to reinvest in our business, second to selectively pursue strategic M&A, and third to return cash to shareholders through dividends and share repurchases.”

The shares may be repurchased from time to time using various methods, subject to market conditions and the Company’s discretion. The new authorization does not obligate the Company to acquire a specific dollar amount or number of shares and may be modified, suspended or discontinued at any time.

About Woodward, Inc.

Woodward is the global leader in the design, manufacture, and service of energy conversion and control solutions for the aerospace and industrial equipment markets. Our purpose is to design and deliver energy control solutions our partners count on to power a clean future. Our innovative fluid, combustion, electrical, propulsion and motion control systems perform in some of the world’s harshest environments. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com

Cautionary Statement

Information in this press release contains forward-looking statements regarding future events and our future results within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, anticipated trends and opportunities in our business and markets, our capital allocation plans and priorities and the extent to which we are able or choose to execute such plans and priorities, and the amount and timing of any potential repurchases of shares under the Company’s newly authorized stock repurchase program. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to: (1) global economic uncertainty and instability, including in the financial markets that affect Woodward, its customers, and its supply chain; (2) risks related to constraints and disruptions in the global supply chain and labor markets; (3) Woodward’s long sales cycle; (4) risks related to Woodward’s concentration of revenue among a relatively small number of customers; (5) Woodward’s ability to implement and realize the intended effects of any restructuring efforts; (6) Woodward’s ability to successfully manage competitive factors including expenses and fluctuations in sales; (7) changes and consolidations in the aerospace market; (8) Woodward’s financial obligations including debt obligations and tax expenses and exposures; (9) risks related to Woodward’s U.S. government contracting activities including potential changes in government spending patterns; (10) volatility with respect to the China on-highway natural gas truck market; (11) Woodward’s ability to protect its intellectual property rights and avoid infringing the intellectual property rights of others; (12) changes in the estimates of fair value of reporting units or of long-lived assets; (13) environmental risks; (14) Woodward’s continued access to a stable workforce and favorable labor relations with its employees; (15) Woodward’s ability to manage various regulatory and legal matters; (16) risks from operating internationally; (17) cybersecurity and other technological risks; and other risk factors and risks described in Woodward's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2024, any subsequently filed Quarterly Report on Form 10-Q, as well as its Annual Report on Form 10-K for the year ended September 30, 2025, which we expect to file in the near future, and other risks described in Woodward’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and Woodward assumes no obligation to update such statements, except as required by applicable law.

Contact:	Dan Provaznik Director, Investor Relations 970-498-3849 Dan.Provaznik@woodward.com